Exhibit p.6

SECTION 9 CODE OF ETHICS

Introduction

As an investment adviser, FORT has implemented and adopted a Code of Ethics (the “Code”) that all employees are expected to uphold. The Firm has a fiduciary duty to place the interests of clients before the interests of the Firm and its employees. In addition, employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

We must at all times place the interests of our clients before the interests of the Firm and employees or any other interests.

All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility.

Employees must not take any inappropriate advantage of their positions at the Firm.

Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

Independence in the investment decision-making process must be maintained at all times.

Employees must comply with the laws and regulations applicable to the operation of the Firm and its clients.

Violations of law or regulation by employees that relate to matters of trust and confidence or securities law or regulation in their conduct outside of their employment may affect their fitness for duty as employees of a firm with fiduciary responsibility and high ethical standards.

Introduction – Canadian Compliance

The Code in Section 9.01 also applies (with necessary changes) to FORT’s employees in respect of the Firm’s activities as an EMD and in reliance on the Canadian Registration Exemptions.

Covered Persons and Accounts

The Code applies to all of the Firm’s employees.

At the discretion of the CCO, certain other individuals, including contractors and interns may be subject to the Code for the duration of their engagement with the Firm. Anyone who by virtue of their access to information may be considered a covered person as defined by SEC Rule 204-a1 and will become subject to the Code.

Personal Brokerage Accounts

Each employee must direct any broker-dealer where his or her personal accounts are maintained to electronically submit all copies of trade confirmations and statements with respect to personal account directly to the Firm. A sample broker instruction letter requesting forwarding of trade confirmations and account statement has been attached as Exhibit D.

The term “personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership,” and includes any personal account of an employee's immediate family member (including any relative by blood or marriage either living in the employee's household or financially dependent on the employee). However, for purposes of this section, “personal account” shall not mean an account over which the employee has no direct or indirect influence or control over the securities held in the account or an account where the transactions are effected pursuant to an automatic investment plan.

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) of the Exchange Act.

An employee is required to submit on a periodic basis, not less than annually, documentation certifying that he/she did not exert any influence or control over the management of the third-party managed account, as well as documentation from the broker or adviser controlling the account attesting that they will not accept trading instructions from the employee and did not receive any such trading instructions during the relevant period (see Exhibit R: Discretionary/Managed Account Disclosures).

At the discretion of the CCO, the Firm may choose to restrict personal accounts of employees to broker-dealers that have the capability to electronically transmit any trade confirmations and account statements with respect to such personal accounts directly to the Firm; however, at this time, employees may maintain accounts with broker-dealers that do not transmit trade confirmations electronically.

Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these laws, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

9.04C	Compliance with Applicable Securities Laws in Canada – Canadian Compliance

In addition to the provisions of Section 9.04, the Code requires that all employees who participate in FORT’s EMD business comply with all applicable securities laws in each of the Canadian Jurisdictions and the respective regulations and rules under such laws together with applicable published policy statements, notices and blanket orders of the securities regulatory authorities in the Canadian Jurisdictions.

Covered Securities

The term “covered securities” includes all securities defined as such under the Advisers Act, and includes:

Debt and equity securities;

Currency and futures contracts;

Options on securities, on indices, and on currencies;

All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs;

Foreign unit trusts and foreign mutual funds;

Municipal bonds;

ETFs; and

Any privately offered securities (i.e. private investments).

The term “covered securities,” however, does not include the following:

Direct obligations of the U.S. government (e.g., treasury securities);

Cryptocurrency;

Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

Shares issued by money market funds;

Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm's affiliates); and

Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

Restrictions on Personal Trading and Trading in Covered Securities

Trade Pre-Approval: When a restricted list is in place employees are restricted from any personal trading in names on the restricted list. Each employee must obtain approval from the CCO or designated compliance associate with CCO oversight prior to transacting in any covered security. In the event that the CCO or designated compliance associate is not accessible after reasonable efforts or the CCO requests such approval, approval shall be granted from the CEO before acquiring any covered security for a personal account. Electronic approvals granted through Compliance ELF or similar digital platform are considered as the equivalent of CCO approval. All exposures to a particular company or issuer shall be considered the same “position” for purposes of enforcing any applicable trading restrictions. Unless otherwise documented in writing, approvals may be relied upon only until the close of business on the day granted. Upon expiration, a new request must be made before the transaction may be executed. See Exhibit E, or its electronic equivalent, for a pre-approval form.

The CCO or designated compliance associate (or where applicable the CEO) may deny any trade request due to his or her sole discretion and no reason need be given for such denial.

Holding Period: All positions held by employees for personal accounts are subject to a minimum holding period of 90 days from the most recent acquisition. Research associates may be granted an exemption from this Holding Period requirement by the CCO for the purpose of encouraging idea generation, subject to ongoing monitoring by the CCO that the objectives of generating new ideas and maintaining proper separation between such research associates and the trading operations of the Firm (sufficient to prevent any front running or strategy replication) are met (see Exhibit T: Policy Exemption Request – Holding Period).

IPO and ICO Shares: Employees shall not be permitted to receive Initial Public Offering (IPO), Limited Offering, or Initial Coin Offering (ICO) share allocations, except in exceptional circumstances and pre-approval by the CCO.

Initial and Annual Holdings Reports

Employees must submit an initial holdings report and sign an attestation form (See Exhibit F or its electronic equivalent) delivered to the CCO that discloses all securities held in any personal account no later than 10 days after employment or within 30 days following the end of a fiscal year. The information must be current and as of a date no more than 45 days prior to the date of employment or the end of a particular fiscal year. Each such report must contain, at minimum:

The title and type of security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each security in any personal account;

The name of any broker, dealer or bank with which the employee maintains any personal account; and The date on which the employee submits the report.

In addition, every employee must complete and sign the attestation form annually within 30 days of the end of the Firm’s fiscal year. FORT’s CCO or designated compliance associate shall review Initial and Annual Holdings Reports upon submission.

Quarterly Transaction Reports

Employees must submit quarterly transaction reports no later than 30 days after each quarter end to the CCO for each securities transaction in any personal account, not just transactions with respect to covered securities. The report must contain the following information for each transaction. (See Exhibit G or its electronic equivalent).

The date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each security involved;

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); The price of the security at which the transaction was effected;

The name of the broker, dealer or bank with or through which the transaction was effected; and

The date on which the employee submits the report.

Pursuant to Rule 204A-1, employees are not required to submit a report in the following circumstances:

The employee has no direct or indirect influence or control over the securities held in the account(s);

The employee’s transactions are effected pursuant to an automatic investment plan.

Outside Activities

An employee's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee's duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service: (i) is purely philanthropic or would not be contrary to the best interests of the Firm and the Funds and (ii) has been approved by the CCO. In addition, any employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages employees from: (i) engaging in outside business ventures (such as consulting engagements); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the employee's duties at the Firm. Accordingly, an employee must obtain pre-approval from the CCO prior to engaging in any of these activities (see Exhibit L: Outside Business Activity Disclosures).

Should an employee receive approval for outside business ventures, it is the employee’s responsibility to ensure all material non-public information received through the outside relationship is disclosed to the Firm, immediately. The Firm’s CCO will then take measures to restrict any trading activity based upon the acquired information.

9.9 C	Outside Business Activities – Canadian Compliance

Conflicts can arise when individuals registered under the Firm’s EMD license are involved in outside business activities, for example, due to the compensation they receive for these activities or because of the nature of the relationship between the individual and the outside entity. Before engaging in any outside business activity, registered individuals must disclose their intention to engage in an outside business activity to the COO. The COO must review and approve all outside business activities prior to the activities commencing. Before approving any of these activities, the COO should consider potential conflicts of interest. If the Firm cannot properly control a potential conflict of interest, it should not permit the outside activity.

Examples of outside business activities include:

paid or unpaid roles with charitable, social or religious organizations where the individual is in a position of power or influence and where the activity places the registered individual in contact with clients or potential clients, including positions where FORT handles investments or monies of the organization; and being an owner of a holding company.

Registered individuals must disclose all outside business activities to the Canadian Securities Regulators in Form 33-109F4 (or Form 33-109F5 for changes in outside business activities after registration). Required disclosure includes the following, whether the registrant receives compensation or not:

any employment and business activities outside the registrant's sponsoring firm;

all officer or director positions; and

any other equivalent positions held, as well as positions of influence.

The Canadian Securities Regulators will take into account the potential conflicts of interest that may arise as a result of an individual’s outside business activities when assessing that individual’s application for registration or continuing fitness for registration, including the following:

whether the individual will have sufficient time to properly carry out their registerable activities, including remaining current on securities law and product knowledge;

whether the individual will be able to properly service clients;

what is the risk of client confusion and are there effective controls and supervision in place to manage the risk;

whether the outside business activity presents a conflict of interest for the individual, and whether that conflict of interest should be avoided or can be appropriately managed;

whether the outside business activity places the individual in a position of power or influence over clients or potential clients, in particular clients or potential clients that may be vulnerable; and

whether the outside business activity provides the individual with access to privileged, confidential or insider information relevant to their registerable activities.

The Firm is responsible for monitoring and supervising the individuals whose registration it sponsors. In relation to outside business activities, this includes:

ensuring outside business activities do not:

involve activities that are inconsistent with Canadian Securities Laws; and

interfere with the individual’s ability to remain current on securities law and product knowledge; requiring individual registrants to disclose to the Firm, and requiring the Firm to review and approve, all outside business activities prior to the activities commencing;

ensuring the COO is able to properly supervise and monitor the outside business activities;

maintaining records documenting the Firm’s supervision of outside business activities and ensuring these records are available for review by regulators;

ensuring that potential conflicts of interest are identified and appropriate steps are taken to manage such conflicts;

ensuring outside business activities do not impair the ability to provide adequate client service, including, where necessary, having an alternate representative available for the client;

ensuring the outside business activity is consistent with the registrant’s duty to deal fairly, honestly and in good faith with its clients;

implementing risk management, including proper separation of the outside business activity and registerable activity;

preventing exposure of the Firm to complaints and litigation; and

assessing whether the Firm’s knowledge of the individual’s lifestyle is commensurate with its knowledge of the individual’s business activities and staying alert to other indicators of possible fraudulent activity. For example, if information comes to the Firm’s knowledge (including through a client complaint) that a registered individual’s lifestyle is not commensurate with the individual’s compensation by the Firm, the Firm should make further inquiries to assess the situation.

Social Media

While there are many benefits to social media, there are also potential pitfalls that can lead to unintended implications and regulatory consequences. FORT respects FORT users’ individuality and understands that social media may provide an intersection between personal and professional lives, however, it is important to understand that use of social media may impact FORT as a company and as a registered investment adviser.

FORT does not prohibit FORT users’ personal use of social media outside of work. However, FORT imposes restrictions on these types of activities that employees may engage with social media as they relate to FORT. FORT employees may not use social media to communicate with investors or for any business-related purpose. All employees must be familiar with FORT’s Acceptable Use Policy, which details FORT’s Social Media Policy in detail.

FORT users should have no expectation of privacy for those using FORT systems, equipment, or resources for social media activities using public forums. For purposes of the preceding policies, “public forum” includes information that is available to the general public, as well as information that is only available to “friends”, personal contacts, members, subscribers, or other groups of individuals who are not employed by FORT.

FORT users should consult with the Chief Compliance Officer or General Counsel if they have any questions about the preceding policies. None of the preceding policies are intended to limit the rights of FORT users that are protected under the National Labor Relations Act. FORT users’ presence on “public forums” may be subject to review and inspection for consistency with the aforementioned policies.

Each employee is required to notify the CCO of all public forums on which he or she posts information on the form attached hereto as Exhibit H (or its electronic equivalent). Employees must update the form promptly for each new public forum on which they post information. The CCO may, from time to time, access such public forums, as a member of the general public or as a member or subscriber of a public forum. In addition, if deemed necessary to protect the Firm, the CCO may require one or more employees to provide access to information that is available only to “friends” or personal contacts. Should the CCO suspect misuse of any public forum, including social media, employees agree to allow the CCO to login to their accounts and review sites. The CCO will consult with external legal counsel to ensure they are permitted to obtain any such information before requesting it from any employee.

An employee may authorize a service provider to post only such employee’s position within the Firm, along with the Firm’s name and address. No employee may authorize any service provider to post any other information about the Firm, the Fund or any client on such service provider’s social networking sites. Any requests for any such postings should be referred to the CCO.

Any solicitor or other third-party service provider retained by the Firm will be notified of the Firm’s social networking policy prohibiting the use of the Firm’s name, any client or Fund information on any public forum without the express consent of the CCO.

Gifts and Entertainment

To address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

•	Gifts and Entertainment: No employee may receive any gift, service, entertainment event or other item of more than $200 from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm without pre-clearance from the CCO. No employee may give or offer any gift, service, entertainment event or other item of more than $200 to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without pre-clearance from the CCO. Notwithstanding the foregoing, no employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.
•	Cash: No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.
•	Government Officials: No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the CCO.
•	Union Officials: Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officers, employees and agents, subject to a de minimis threshold. Accordingly, employees must receive pre- approval for gifts and entertainment provided to such persons.
•	Pre-Clearance and Reporting: Each employee must pre-clear (see Exhibit K) with the CCO any gifts or entertainment received in connection with the employee's employment that the employee reasonably believes exceeded $200. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

•	Solicited Gifts: No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.
•	Referrals: Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

Surveillance and Violations of Policy

Each calendar quarter, the CCO or designee will conduct a review of personal trading compliance pursuant to the Code of Ethics. The CCO or designee will review employee trading account statements against records of approved trades and will review for holding period compliance.

In addition to this review, employees of the Firm have an independent duty to report violations of the policy to the CCO (see Exhibit Q for Compliance Violation Report).

The CCO reserves the right to deliver a report of transactions to the CEO, President and the employee’s supervisor on a regular basis or as needed to investigate potential inappropriate trading activity.

Every employee must immediately report any violation of the Code to the CCO or, in the CCO's absence, the CEO. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

The employee seeking the exception provides the CCO with a written statement: (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception; and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee or, in the case of research associates, that the exception is needed for idea generation purposes;

The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the employee's or the Firm's fiduciary duty to any Fund; and

The employee provides any supporting documentation that the CCO may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

Recordkeeping

The books and records required to be maintained include the following:

A copy of the Code that is in effect, or at any time within the past five years was in effect; A record of any violation of the Code, and of any action taken as a result of the violation;

A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee;

A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

A record of the names of persons who are currently, or within the past five years were, Access Persons; and

A record of any exception from the Code granted by the CCO, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

Acknowledgement of Receipt and Compliance

The Firm will provide each employee with a copy of the Code and any amendments. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each employee must provide the Firm with a written acknowledgement (in the form provided by Exhibit I, or its electronic equivalent) evidencing the fact that such employee has received and reviewed, and understands, the Code.

9.17 C	Conflicts of Interest – Canadian Compliance

Overview

The Firm shall take reasonable steps to identify and respond to existing material conflicts of interest, and material conflicts of interest that in its reasonable opinion would expect to arise, between the Firm in its role as an EMD, including any employee, and a client.

The Firm shall avoid conflicts of interest that are contrary to the interests of clients and where controls or disclosure are not appropriate responses to these conflicts.

When material conflicts of interest which do not meet the foregoing threshold are identified the Firm will:

provide prominent, specific, clear, and meaningful disclosure to the affected clients about the conflict of interest with an explanation of how the conflict of interest could affect the service being offered;

provide the disclosure prior to or at the time that the transaction in question is being recommended and retain evidence of the delivery of such disclosure; and

as required, refresh disclosure regarding conflicts of interest previously provided to clients if such previous disclosure is no longer relevant (or remembered by) the client.

Methods of Dealing with Conflicts of Interest

FORT must take reasonable steps to identify existing material conflicts of interest and material conflicts that the Firm reasonably expects to arise between the Firm and a client. As part of identifying these conflicts, the Firm should collect information from the individuals acting on its behalf regarding the conflicts they expect to arise with their clients.

In order to manage conflicts of interest, the Firm and its employees must:

(a)	identify conflicts of interest that should be avoided;
(b)	determine the level of risk that a specific conflict of interest raises; and
(c)	respond appropriately to conflicts of interest.

When responding to any conflict of interest, the Firm must consider the standard of care for dealing with clients and apply consistent criteria to similar types of conflicts of interest. In general, three methods are used to respond to conflicts of interest:

(a)	avoidance;
(b)	control; and
(c)	disclosure.

If the risk of harming a client or the integrity of the markets is too high, the conflict needs to be avoided. If the Firm does not avoid a conflict of interest, it should take steps to control or disclose the conflict, or both.

Avoiding Conflicts of Interest

FORT must avoid all conflicts of interest that are prohibited by law. If a conflict of interest is not prohibited by law, the Firm should avoid the conflict if it is sufficiently contrary to the interests of a client that there can be no other reasonable response. Some conflicts of interest are so contrary to a client’s interest that the Firm cannot use controls or disclosure to respond to them. In these cases, the Firm should avoid the conflict, stop providing the service or stop dealing with the client.

Controlling Conflicts of Interest

FORT must ensure that its organizational structures, lines of reporting and physical locations are designed to control conflicts of interest effectively. Depending on the conflict of interest, the Firm may control the conflict by:

(a)	assigning a different representative to provide a service to the particular client;
(b)	creating a group or committee to review, develop or approve responses;
(c)	monitoring trading activity; or
(d)	using information barriers for certain internal communication.

Disclosing Conflicts of Interest

When disclosure is appropriate

In addition to any other methods FORT may use to manage conflicts, the Firm must ensure that its clients are adequately informed about any conflicts of interest that may affect the services it provides to them.

Timing of disclosure

If a reasonable investor would expect to be informed of a conflict, the Firm must disclose the conflict in a timely manner. FORT and its representatives should disclose conflicts of interest to their clients before or at the time they recommend the transaction or provide the service that gives rise to the conflict. This is to give clients a reasonable amount of time to assess the conflict.

In cases where disclosure is provided to a client before the transaction takes place, we expect the disclosure to be provided shortly before the transaction takes place. If disclosure was initially provided with the client’s account opening documentation months or years previously, FORT’s representative must also disclose this conflict to the client shortly before the transaction or at the time the transaction is recommended.

If a registered individual recommends a security that they own, this may constitute a material conflict which should be disclosed to the client before or at the time of the recommendation.

When disclosure is not appropriate

Disclosure may not be appropriate if a conflict of interest involves confidential or commercially sensitive information, or the information amounts to “inside information” under insider trading provisions in securities legislation. In these situations, FORT must assess whether there are other methods to adequately respond to the conflict of interest. If not, the Firm may have to decline to provide the service to avoid the conflict of interest.

The Firm shall track, accumulate and maintain a complete list of associates (as defined in the applicable securities legislation), “connected issuers” and “related issuers” (as such terms are defined in National Instrument 33-105 – Underwriting Conflicts) of FORT (current list to be included in the Manual) for the purpose of complying with applicable reporting and disclosure requirements.

How to disclose a conflict of interest

When FORT provides disclosure about a material conflict of interest, it should: (i) be prominent, specific, clear and meaningful to the client; and (ii) explain the conflict of interest and how it could affect the service the client is being offered. The Firm should not provide generic disclosure, give partial disclosure that could mislead their clients, or obscure conflicts of interest in overly detailed disclosure.